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                                                                    EXHIBIT 99.3


                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE



To Netzee, Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Netzee, Inc. and subsidiaries and have issued our report thereon dated February 15, 2002, except with respect to related party borrowings and preferred stock discussed in Note 21 of the consolidated financial statements, as to which the date is March 29, 2002. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth in relation to the basic consolidated financial statements taken as a whole.

                                                      /s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 15, 2002